Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
November 6, 2017	Century City	Paris
	Chicago	Riyadh
	Dubai	Rome
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
ProPetro Holding Corp.	Houston	Silicon Valley
1706 S. Midkiff, Bldg. B	London	Singapore
Midland, Texas 79701	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to ProPetro Holding Corp., a Delaware corporation (the “Company”), in connection with the resale of up to 13,800,000 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), by certain of the selling stockholders identified in the Registration Statement (as hereinafter defined).  The Common Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on November 2, 2017 (Registration No. 333-221304) (such registration statement, as amended as of the effective date thereof, together with the registration statement filed by the Company pursuant to Rule 462(b) promulgated under the Act, being collectively referred to herein as, the “Registration Statement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the resale of the Common Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Common Shares have been duly authorized by all necessary corporate action of the Company, and the Common Shares are validly issued, fully paid and nonassessable.

November 6, 2017

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP